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ALTERA UPDATES FOURTH QUARTER REVENUE GUIDANCE

San Jose, Calif., December 8, 2011 — Altera Corporation (NASDAQ: ALTR) today announced updated fourth quarter 2011 revenue guidance.

The company currently expects that fourth quarter revenue will be 13 to 16 percent lower than third quarter levels. Previous guidance was for a decline of 7 to 11 percent. The revenue outlook has deteriorated across all major vertical markets, including both large and small customers. With the exception of North America, which will benefit from rising military sales, all geographic regions will be weak. As the quarter has progressed, economic uncertainty, macroeconomic concerns, and, in some instances, lower than planned sales have resulted in customers reducing demand on Altera. Consistent with the third quarter, Altera believes it will continue to under ship customer end demand in the fourth quarter.

The company will report fourth quarter results on January 24, 2012.

Forward-Looking Statements

Statements in this press release that are not historical are "forward-looking statements" as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as "will," "expects," "anticipates," or other words that imply or predict a future state. Forward-looking statements include any projection of revenue, vertical market performance, regional strength or weakness, and relative shipment rate versus customer end demand. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, current global economic conditions, customer business environment, customer inventory levels, vertical market mix, market acceptance of the company's products, product introduction schedules, the rate of growth of the company's new products including Cyclone® IV, Arria® II, Arria V, Stratix® IV, and Stratix V FPGAs, MAX® V CPLDs and HardCopy® IV device families, changes in the mix of our business between prototyping and production-based demand, as well as changes in economic conditions and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission (SEC) from time to time. Copies of Altera's SEC filings are posted on the company's website and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more about Altera's FPGA, CPLD and ASIC devices at www.altera.com. Follow Altera via Facebook, RSS and Twitter.

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